Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces First Quarter Results and Stock Repurchase Program
Torrance, California — June 5, 2008 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced first quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:
A slowing economy and increasing seasonality in the K-12 FF&E market combined to reduce first quarter shipments by 6.2%, to $29,194,000 from $31,122,000 in the same period last year. Pre-tax loss increased to $4,547,000 from a loss of $2,980,000 last year. Net loss (including income tax benefit) declined 4.2%, to a loss of $2,856,000 from $2,980,000. Here are the numbers:

	Three Months Ended
	4/30/2008	4/30/2007
	(In thousands, except share data)
Sales	$29,194	$31,122
Cost of sales	19,641	19,572

Gross margin	9,553	11,550
Selling, general, administrative & interest	14,100	14,530

Loss before taxes	(4,547)	(2,980)
Income tax benefit	(1,691)	—

Net loss	$(2,856)	$(2,980)

Net loss per share — basic (a)	$(0.20)	$(0.21)
Weighted average shares outstanding - diluted (a)	14,429	14,380

(a)	Net loss per share was calculated based on basic shares outstanding (rather than diluted shares outstanding) due to the fact that a net loss cannot be diluted by common stock equivalents.

	4/30/2008	1/31/2008	4/30/2007
Current assets	$85,168	$66,514	$70,150
Non-current assets	59,933	60,521	55,522
Current liabilities	38,992	34,518	32,379
Non-current liabilities	38,798	20,369	47,285
Stockholders’ equity	67,311	72,148	46,008
The increase in pre-tax loss was caused by a combination of reduced shipping volume, lower factory output, and related reductions in overhead absorption. We raised prices 5-7% in January of this year, and so far that has been sufficient to offset cost increases in steel, plastic, and other raw materials. As shipping volumes accelerate through the summer, we believe gross margins will improve, but due to reduced overhead absorption and higher fuel-related costs they may not match those of recent years. Fuel-related cost increases may also result in higher SG&A as a percent of sales. Collectively, the impact of pressure on gross margins and higher SG&A may reduce operating margins by several percentage points through mid-year.
In last year’s first quarter report, we introduced an early-season metric that guides our planning for peak summer deliveries and corrects for changes in seasonality. This metric is combined shipments plus backlog. At the end of May 2007, combined shipments plus backlog were 8.8% ahead of the same period in 2006. This year, combined shipments plus backlog are 3.8% behind the end of May 2007. This clearly indicates a reduction of business activity for our peak season, and may portend an even slower finish for the year unless the economy recovers strongly in the second half.
While we’re never satisfied with declining revenue or margins, the magnitude of the present downturn appears to be less severe than in 2002-3. We view it as a short-term condition best managed with a combination of spending disciplines and continued investments for the future. To that end, we remain focused on building a market-leading combination of products, services and partnerships for public and private educators at all grade levels. We also remain focused on protecting the strength of our balance sheet and maintaining sufficient financial flexibility to take advantage of strategic opportunities.
One of those opportunities is the repurchase of our own stock. We have always believed that a balanced portfolio of stockholder returns should include potential share price appreciation, cash dividends, and stock repurchases. We also believe the current price of our shares fails to reflect the underlying strength of our market position, our customer relationships, our domestic infrastructure, and our new product development capabilities. For all of these reasons, our Board of Directors has approved a stock repurchase program of up to $3,000,000 (inclusive of amounts authorized pursuant to prior repurchase programs). Actual repurchases will be made after due consideration of stock price, projected cash flows, and alternative uses of capital.
On a final note, we’re very pleased with the success of our recently released Telos™ and Metaphor™ classroom furniture lines. They occupy a mid-market price point slightly below our flagship Zuma® and Sage™ series, while still providing a high level of comfort, style and durability. In April, we released Text™, another value-priced series of seminar tables and desks designed to work visually and functionally with all of our new seating lines.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for year ended January 31, 2008, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.